Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14C

QSAM Biosciences, Inc.

Table 1: Transaction Value

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$37,897,376.98 (1)(2)(3)	0.00014760	$5,593.65(4)
Fees Previously Paid
Total Transaction Valuation	$37,897,376.98
Total Fees Due for Filing			$5,593.65
Total Fees Previously Paid
Total Fee Offsets			$4,542.02
Net Fee Due			$1,051.63

(1)	Title of each class of securities to which transaction applies: Telix Pharmaceuticals Limited, an Australian company (the “Purchaser”) ordinary shares (the “Purchaser Stock”).

(2)	Aggregate number of securities to which transaction applies, calculated solely for the purpose of calculating the filing fee: The number of shares of Purchaser Stock to which this transaction applies is 3,752,350 due at the closing of the Merger (the “Closing”).

(3)	In accordance with Exchange Act Rule 0-11 and solely for the purpose of calculating the filing fee, the proposed maximum aggregate value of the transaction was calculated, as of March 26, 2024 (a date within five business days prior to the date of this filing), based on the sum of (a) the product of 3,752,350 ordinary shares Purchaser Common Stock due at Closing and $8.32, representing the average of the high and low prices of the Purchaser Common Stock reported on the ASX on March 26, 2024, (b) $1,057,510.37 of cash consideration in lieu of fractional shares resulting from the reverse stock split, (c) an adjustment amount of $3,620,312.50 payable in fees and expenses out of the overall merger consideration, and (d) $2,000,0000 of option and collaboration fee paid by Telix to QSAM at the time of signing of a term-sheet.

(4)	The filing fee was calculated in accordance with Rule 0-11 under the Securities and Exchange Act of 1934, as amended, by multiplying the transaction value by 0.00014760.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		S-1(1)	333-261735	12-17-2021		$4,542.02
Fee Offset Sources	QSAM Biosciences, Inc.	S-1	333-261735		03-24-2022		$4,542.02

(1)	The Company filed a registration statement on Form S-1 in connection with a public offering of common stock, pre-funded warrants, and warrants exercisable into common stock of the Company. However, on May 16, 2022, the Company withdrew the registration statement and terminated the offering due to deteriorating market conditions. No sales of securities were made pursuant to the aforementioned registration statement.